(logo)ERNST & YOUNG LLP              One Houston Center      Phone: 713 750 1500
                                     Suite 2400              Fax:   713 750 1501
                                     1221 McKinney Street
                                     Houston, Texas 77010-2007



           Report on Management's Assertion on Compliance with Minimum
                      Servicing Standards Set Forth in the
             UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS



    Chairman of the Board
    Transworld Mortgage Corporation



    We have examined management's assertion that Transworld Mortgage Corporation (the "Corporation") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) during the year ended December 31, 1995, included in the accompanying report titled REPORT OF MANAGEMENT. Management is responsible for the Corporation's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Corporation's compliance based on our examination.

    Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Corporation's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Corporation's compliance with specified requirements.

    In our opinion, management's assertion that the Corporation complied with the aforementioned requirements during the period ended December 31, 1995, is fairly stated, in all material respects.

                                                            /s/Ernst & Young LLP

    March 1, 1996








       Ernst & Young LLP is a member of Ernst & Young International, Ltd.